HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE
News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:    T.C. Robillard, (336) 519-2115
HANESBRANDS APPOINTS ROBERT F. MORAN TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C. (July 15, 2013) – HanesBrands (NYSE: HBI), a leading marketer of everyday basic apparel under world-class brands, today announced Robert F. Moran, former chairman and chief executive officer of PetSmart, Inc., has been appointed to the company’s board of directors.

Moran, 62, whose term runs until the 2014 annual meeting of stockholders, will serve on the board’s audit committee. With Moran’s appointment, the Hanes board has 10 members.

Moran had a successful four-decade international career in the retail industry, retiring last month from PetSmart, the country’s largest specialty pet retailer. He led PetSmart as chief executive officer since 2009 and was chief operating officer from 2001 to 2009.

“We are delighted to have Bob join our board with his wealth of retail leadership experience and a strong finance background,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “Bob’s successful international career and North American retail experience will be assets to our company.”

Moran has held various leadership or finance roles with PetSmart; Toys “R” Us, Inc.; Sears, Roebuck and Co.; and Galerias Preciados, the second-largest department store chain in Spain. In addition to the United States and Spain, he has led retail operations in Canada and Mexico. He is director of GNC Holdings, Inc. and USA Track & Field Foundation and is a former board director and audit committee member of Collective Brands, Inc. He earned his bachelor of science degree in finance and accounting from Villanova University in Radnor Township, Pa.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 51,500 employees in more than 25
HanesBrands Appoints Robert F. Moran to Board of Directors – Page 2

countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2013 and 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 141 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.HanesBrands.com.

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